EXHIBIT 10.22
STONERIDGE, INC.
DIRECTORS’ RESTRICTED SHARES PLAN
2005 GRANT AGREEMENT
     Stoneridge, Inc., an Ohio corporation (the “Company”), pursuant to the terms and conditions hereof, hereby grants to ___(the “Grantee”) XXX Common Shares, without par value, of the Company (the “Restricted Shares”).
1.	The Restricted Shares are in all respects subject to the terms, conditions and provisions of this Agreement and the Company’s Directors’ Restricted Shares Plan (the “Plan”).

2.	Until no longer subject to substantial risk of forfeiture (i.e., “vested”), the Restricted Shares may not be sold, transferred, pledged, assigned or otherwise encumbered, whether voluntarily, involuntarily or by operation of law, and, except as set forth below, will be forfeited to the Company if the Grantee’s status as an Eligible Director (as defined in the Plan) terminates prior to the earlier of the 2006 Annual Meeting of Shareholders or April 18, 2006. The certificate or certificates representing the Restricted Shares will bear a legend evidencing the restrictions contained herein. The Restricted Shares granted hereby shall vest and no longer be subject to a substantial risk of forfeiture on the earlier of the 2006 Annual Meeting of Shareholders or April 18, 2006. Notwithstanding anything to the contrary in this Agreement, the Restricted Shares awarded to the Grantee hereunder shall no longer be subject to a substantial risk of forfeiture and shall immediately vest in the Grantee and a certificate or certificates representing the Restricted Shares shall be delivered to the Grantee or the Grantee’s estate, as the case may be, upon (i) the Grantee’s death or permanent and total disability or (ii) a Change in Control or Potential Change of Control of the Company (both as defined in the Plan). For purposes hereof, “permanent and total disability” means that the Grantee is permanently and totally disabled if the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

3.	The Restricted Shares will be issued in the name of the Grantee. The Company’s transfer agent and/or share transfer records will show the Grantee as the owner of record of the Restricted Shares. Except as otherwise provided in this Agreement, the Grantee will have all the rights of a shareholder of the Company, including the right to vote and receive dividends.

4.	The Company or the Company’s agent will hold the Restricted Shares for the period of time that the Restricted Shares are subject to forfeiture (until vested) and the certificate or certificates representing the Restricted Shares will be delivered to the Grantee after the Restricted Shares are no longer subject to substantial risk of forfeiture. The Grantee shall execute and deliver to the Company one or more blank stock powers so that the Restricted Shares that may be forfeited can be canceled.

5.	On any change in the number or kind of outstanding Common Shares of the Company by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, share split, share dividend, combination of shares or any other change in the corporate structure or Common Shares of the Company, the Company, by action of the Company’s Board of Directors (“Board), is empowered to make such adjustment, if any, in the number and kind of Restricted Shares subject to this Agreement as it considers appropriate for the protection of the Company and of the Grantee.

6.	No later than the date as of which an amount first becomes includable in the gross income of the Grantee for federal income tax purposes with respect to the Restricted Shares granted hereunder, the Grantee shall pay to the Company, or make arrangements satisfactory to the Board regarding the payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to that amount. Unless otherwise determined by the Board, minimum statutory withholding obligations may be settled with previously owned Common Shares or Restricted Shares that have vested. The making of that payment or those arrangements is a condition to the obligations of the Company under the Plan, and the Company and its subsidiaries and affiliates may, to the extent permitted by law, deduct any taxes from any payment of any kind otherwise payable to the Grantee.

7.	The Grantee agrees and represents that Restricted Shares are not being acquired with a view to resale or distribution and will not be sold or otherwise transferred by the Grantee except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder and any applicable state securities laws.

8.	The laws of the State of Ohio govern this Agreement, the Plan and the Restricted Shares granted hereunder.

9.	The granting of the Restricted Shares does not confer any right on the Grantee to continue as a director of the Company.
     IN WITNESS WHEREOF, the Company has caused its corporate name to be subscribed by its duly authorized officer as of the 18th day of April, 2005.

STONERIDGE, INC.

By

The foregoing is hereby accepted by Grantee.

(Signature)